Exhibit (a)(5)(A)

THERAGENICS CORPORATION®
Company Contacts: Frank Tarallo, CFO & Treasurer or Lisa Rassel, Manager of Investor Relations
Phone: 800-998-8479 - 770-271-0233	Website: www.theragenics.com

Theragenics® Announces Plans to Repurchase up to $10 Million of its Shares

in a Modified Dutch Auction Tender Offer

BUFORD, Ga. — (BUSINESS WIRE) — June 12, 2012 — Theragenics Corporation® (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced it is commencing a modified “Dutch Auction” tender offer to purchase up to $10 million of its common stock. Under the terms of the tender offer, Theragenics stockholders will have the opportunity to tender some or all of their shares at a price within a range of $2.00 to $2.40 per share. Based on the number of shares tendered and the prices specified by the tendering stockholders, Theragenics will determine the lowest per share price within the range that will enable it to buy $10 million of its shares, or such lesser number of shares that are properly tendered. All shares accepted for payment will be purchased at the same price, regardless of whether a stockholder tendered such shares at a lower price within the range. At the minimum price of $2.00 per share, Theragenics would repurchase a maximum of 5,000,000 shares, which represents approximately 14% of Theragenics’ currently outstanding common stock.  Theragenics will fund this repurchase from available cash on hand. The low and high ends of the price range for the tender offer represent premiums of approximately 14% and 36%, respectively, to the closing price per share of $1.76 for Theragenics’ common stock on June 11, 2012, the last trading day prior to the announcement of the tender offer.

”The strength of our balance sheet allows us to fund this $10 million repurchase offer from available cash on hand,” stated M. Christine Jacobs, Chairman and CEO of Theragenics.  “We expect our remaining cash and investment balances plus the ongoing cash flows from our business to allow us to continue to pursue other facets of our strategic plan.”

The tender offer will be subject to various terms and conditions as will be described in offer materials that will be publicly filed and distributed to stockholders on or about June 12, 2012. Additional copies of the offer materials will also be available from the information agent, Georgeson Inc. The dealer manager for the tender offer will be Georgeson Securities Corporation, and the depositary for the tender offer will be Computershare Trust Company, N.A.

Theragenics to Repurchase up to $10 Million of its Shares

None of Theragenics’ management, its board of directors and executive officers, the information agent or the depositary is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the proposed tender offer. Theragenics’ directors and executive officers have advised the Company that they do not intend to tender shares in the offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Stockholders should consult their financial and tax advisors in making this decision.

This press release is for information purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of Theragenics’ common stock. The solicitation of offers to purchase shares of Theragenics common stock will be made only pursuant to the tender offer documents, including an Offer to Purchase and related Letter of Transmittal, that Theragenics intends to distribute to stockholders and file with the Securities and Exchange Commission on or about June 12, 2012.

THERAGENICS STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE TENDER OFFER.

Holders of Theragenics common stock will be able to obtain these documents as they become available free of charge at the Securities and Exchange Commission’s website at www.sec.gov, or at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. In addition, holders of Theragenics common stock will also be able to request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting Georgeson Inc., the information agent for the tender offer, by telephone at (877) 278-4751 (toll-free), or in writing at the following address: c/o Georgeson Inc., 199 Water  Street, 26th Floor, New York, NY 10038.

Theragenics to Repurchase up to $10 Million of its Shares

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Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.